EXHIBIT 99.1

www.nts.com

NEWS RELEASE FOR April 30, 2013, at 6:00 A.M. ET

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Michael El-Hillow, CFO
jill@allencaron.com	mike.el-hillow@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Reports Record Annual Operating Results for Fiscal Year 2013

Revenue $184.5 Million, up 18.8% Year Over Year from $155.4 Million;
Gross Profit $48.7 Million, or 26.4%, up from $37.6 Million, or 24.2%;
Adjusted EBITDA $24.7 Million, up 41.6% from $17.4 Million

Calabasas, CA (April 30, 2013)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, today reported its financial results for the fiscal year and the fourth quarter ended January 31, 2013.

For fiscal year 2013, revenues increased 18.8 percent to $184.5 million compared to $155.4 million for fiscal year 2012. Revenues for the fourth quarter were up 8.8 percent year over year to $43.8 million from $40.3 million in the fourth quarter of the prior year.

“Our fiscal year financial results reflect NTS’ position as the preeminent independent provider of testing and other services to critical industries in the United States,” said President and CEO William C. McGinnis. “We achieved these record results despite being negatively impacted in the fourth quarter, as many of our largest clients delayed placing orders with us while the uncertainty of the sequester loomed over the economy.  We saw this slowdown continue as we began fiscal year 2014; however, quote activity and other leading indicators remain fairly strong and we believe the slowdown may be temporary and may create an increasing level of pent up demand for our services.

 “In fiscal year 2013, we focused on maximizing the synergies from the numerous acquisitions that we made over the last several years, a key part of which was the completion of our corporate-wide ERP,” continued McGinnis.  “We can now centralize many administrative functions and share resources among our locations more effectively, allowing us to streamline our organization and reduce our operating costs, including a reduction in personnel through both attrition and separations.  We expect to complete these changes early in the second quarter and provide annual savings of between $5 million and $6 million with a one-time charge of about $1.5 million.”

Fiscal Year 2013

Revenues for fiscal year 2013 were $184.5 million, up 18.8 percent from $155.4 million for fiscal year 2012.  Organic growth was 12.4 percent, primarily due to growth in the aerospace and energy markets with a slight increase in defense industry revenue, which slowed significantly in the last quarter of fiscal year 2013 due to uncertainty regarding the U.S. budget.  The remaining 6.4 percent increase came from the acquisitions of Ingenium Testing on July 21, 2011, Lightning Technologies on September 1, 2011 and Garwood Laboratories on April 17, 2012.

Gross profit for fiscal year 2013 was $48.7 million, up 29.6 percent compared to $37.6 million for fiscal year 2012, and gross profit percentage was 26.4 percent compared to 24.2 percent for the year earlier.

Selling, general and administrative (SG&A) expense for fiscal year 2013 of $35.8 million was up 18.2 percent from $30.3 million in fiscal year 2012, primarily reflecting higher compensation and incentive related expense, especially in the sales and marketing areas to support the increasing sales levels, as well as increased amortization expense as a result of recent acquisitions, partially offset by a decrease in legal and other expenses.

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

Net income attributable to NTS for fiscal year 2013 was $4.4 million, or $0.37 per diluted share.  Net income attributable to NTS for fiscal year 2012 was $491,000, or $0.04 per diluted share, which included the effects of a $2.2 million impairment loss, or $0.20 loss per diluted share, and a $381,000 loss from discontinued operations, or $0.03 loss per diluted share.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of share based compensation expense and non-cash impairment loss or “adjusted EBITDA” was $24.7 million for fiscal year 2013 compared with $17.4 million for fiscal year 2012.  Adjusted EBITDA is a non-GAAP financial measure.  The Company calculates adjusted EBITDA by taking net income, and adding back the expenses related to interest, taxes, depreciation, amortization, non-cash impairment loss and share based compensation expense, as each of those elements are calculated in accordance with GAAP.  A reconciliation of the Company's adjusted EBITDA to net income is included in the tables below.

Weighted average common shares outstanding assuming dilution at the end of fiscal year 2013 were 11,952,000 shares compared to 11,239,000 shares at the end of fiscal year 2012.  The increase in share count was due primarily to shares issued in conjunction with a $14 million private placement financing at the end of June 2011.

Fiscal Year 2013 Fourth Quarter

Revenues for the fourth quarter of fiscal year 2013 were $43.8 million, up 8.8 percent from $40.3 million in the prior year period.  Organic revenue growth in the fourth quarter of fiscal year 2013 was 5.9 percent.

SG&A expense in the fiscal year 2013 fourth quarter increased to $9.4 million from $7.7 million in the fiscal 2012 fourth quarter, primarily due to the items noted above.

Net loss attributable to NTS for the fourth quarter of fiscal year 2013 was $298,000, or $0.03 loss per share.  This compares to a net loss attributable to NTS for the fourth quarter of the prior fiscal year of $618,000, or $0.05 loss per share. The net loss for the fourth quarter of fiscal year 2013 included a $451,000 non-cash tax adjustment to the Company’s deferred tax accounts and the fourth quarter of the prior year included a $2.2 million impairment loss.

Conference Call

As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) to review the financial results for the fiscal 2013 fourth quarter and full year ended January 31, 2013.  To access the call, please dial 1-877-941-8609 from the U.S. or, for international callers, please dial +1-480-629-9692.  The live webcast and archived replay of the call can be accessed on the front page of the Investor Relations section of NTS’ website at www.nts.com.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G, that management believes is among the more important measures of performance in its industry because it provides insight into operating cash flows independent of a company’s capital structure or tax position and is a key factor in determining a company’s valuation.  Management also believes Adjusted EBITDA provides a meaningful trend of operating performance, as well as a measure of liquidity and the Company's ability to service debt.  Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

NTS defines Adjusted EBITDA as earnings (net income) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation and non-cash impairment loss.

About National Technical Systems
National Technical Systems is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit the Company’s website at www.nts.com or call 800-270-2516.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, statements in this press release concerning future operations, plans or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward looking statements, including statements about the Company’s anticipated future operating results, are based on management's expectations at this time.  Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors. Those factors include, but are not limited to, the risk factors noted in NTS' Annual Report on 10-K and other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  NTS undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect circumstances or unanticipated events occurring after the date of this release.

TABLES FOLLOW

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Unaudited
	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2013	2012	2013	2012

Net revenues	$43,844,000	$40,315,000	$184,547,000	$155,407,000
Cost of sales	33,244,000	30,527,000	135,839,000	117,822,000
Gross profit	10,600,000	9,788,000	48,708,000	37,585,000

Selling, general and administrative expense	9,406,000	7,733,000	35,779,000	30,272,000
Impairment loss	-	2,208,000	-	2,208,000
Equity loss from non-consolidated subsidiary	20,000	21,000	235,000	29,000
Operating income	1,174,000	(174,000)	12,694,000	5,076,000
Other income (expense):
Interest expense, net	(826,000)	(904,000)	(3,471,000)	(2,465,000)
Other income (expense), net	200,000	1,449,000	1,027,000	1,238,000
Total other income (expense), net	(626,000)	545,000	(2,444,000)	(1,227,000)

Income before income taxes and noncontrolling interests	548,000	371,000	10,250,000	3,849,000
Income taxes	678,000	724,000	4,827,000	2,111,000

Net (loss) income from continuing operations	(130,000)	(353,000)	5,423,000	1,738,000
(Loss) income from discontinued operations, net of tax	-	(59,000)	(3,000)	(381,000)
Net (loss) income	(130,000)	(412,000)	5,420,000	1,357,000

Net income attributable to noncontrolling interests	(168,000)	(206,000)	(976,000)	(866,000)

Net (loss) income attributable to NTS	$(298,000)	$(618,000)	$4,444,000	$491,000

Net (loss) income from continuing operations attributable to NTS	$(298,000)	$(559,000)	$4,447,000	$872,000
Net (loss) income from discontinued operations attributable to NTS	$-	$(59,000)	$(3,000)	$(381,000)

Basic earnings attributable to NTS per common share:
Net (loss) income from continuing operations	$(0.03)	$(0.05)	$0.39	$0.08
Net loss from discontinued operations	-	(0.01)	-	(0.04)
Net (loss) income attributable to NTS *	$(0.03)	$(0.05)	$0.39	$0.05

Diluted earnings attributable to NTS per common share:
Net (loss) income from continuing operations	$(0.03)	$(0.05)	$0.37	$0.08
Net loss from discontinued operations	-	-	-	(0.03)
Net (loss) income attributable to NTS *	$(0.03)	$(0.05)	$0.37	$0.04

Weighted average common shares outstanding	11,459,000	11,300,000	11,376,000	10,865,000
Dilutive effect of stock options, nonvested shares and warrants	596,000	501,000	576,000	374,000
Weighted average common shares outstanding, assuming dilution	12,055,000	11,801,000	11,952,000	11,239,000

* Per share data may not always add to the total for the year because each figure is independently calculated.

MORE-MORE-MORE

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income

	Three months ended		Twelve months ended
	January 31,		January 31,
	2013	2012	2013	2012

Net Income	$(130,000)	$(412,000)	$5,420,000	$1,357,000
Add
Interest	826,000	904,000	3,471,000	2,465,000
Taxes	678,000	724,000	4,827,000	2,111,000
Depreciation	2,002,000	1,870,000	7,908,000	7,108,000
Amortization	529,000	507,000	2,037,000	1,607,000
EBITDA	3,905,000	3,593,000	23,663,000	14,648,000
Add
Share based compensation	129,000	42,000	988,000	554,000
Impairment loss	-	2,208,000	-	2,208,000
Adjusted EBITDA	$4,034,000	$5,843,000	$24,651,000	$17,410,000

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